Exhibit 99.1

LendingTree, Inc. to Acquire QuoteWizard.com, LLC

Through the acquisition, LendingTree further diversifies and expands into the insurance industry

CHARLOTTE, N.C., (October 4, 2018) - LendingTree, Inc. (NASDAQ: TREE) announced today that it has entered into a definitive agreement to acquire QuoteWizard.com, LLC, one of the largest insurance comparison marketplaces in the growing online insurance advertising market. Since its founding in 2006, QuoteWizard has helped nearly 40 million consumers find their ideal insurance policy with top-tier insurance carriers across key insurance markets: auto, home and health.

“By acquiring QuoteWizard, LendingTree will establish itself as a leading player in the online insurance advertising industry, while continuing our ongoing diversification within the financial services category,” said Doug Lebda, Founder and CEO of LendingTree. “With QuoteWizard’s proprietary technology platform, direct relationships with over 30 of the top-tier carriers and a network of nearly 10,000 agents, combined with LendingTree’s strong brand and extensive reach, we will be well-poised to capitalize on the growing market opportunity that stems from the ongoing digitalization of the financial services industry.”

“LendingTree’s strong brand identity, online marketing and technology capabilities are the ideal match for what we've built at QuoteWizard," said co-founder and CEO Scott Peyree. "This acquisition will give our business the reach and tools it needs to continue our growth trajectory while further diversifying LendingTree’s product portfolio. We’re simply thrilled to join the LendingTree team and really excited about what our two companies will be able to do together in the coming years.”

The equity purchase has a possible total consideration of $370.2 million, which consists of $300 million in cash at closing and contingent payments of up to $70.2 million, subject to achieving certain growth targets over a three-year period.

The acquisition is expected to close in the fourth quarter subject to customary closing conditions and LendingTree intends to fund the acquisition through cash on hand and by drawing on the existing credit agreement.

For the six months ended June 30, 2018, QuoteWizard enjoyed considerable growth, with approximately $75.6 million in revenue and approximately $12.8 million in Adjusted EBITDA.  LendingTree expects the acquisition to be accretive to 2019 adjusted earnings per share.

LendingTree will host a conference call tomorrow, Friday, October 5, 2018 at 8:00 AM Eastern Time (ET) to discuss the transaction and answer analysts’ questions. Those interested in accessing the toll-free call may dial (877) 606-1416. Callers outside the United States and Canada may dial (707) 287-9313. A live audiocast will be available to the public and can be accessed via LendingTree’s investor relations website at http://investors.lendingtree.com.

BofA Merrill Lynch acted as exclusive financial advisor to LendingTree in connection with the transaction. GCA Advisors, LLC acted as exclusive financial advisor to QuoteWizard in the transaction.

About QuoteWizard:

QuoteWizard.com, LLC owns and operates an insurance comparison online marketplace. The company helps consumers navigate the insurance landscape and enable easy comparison shopping. It offers personalized quotes on auto, home, renters, health, and Medicare supplement insurance. The company services clients by driving consumers to insurance companies’ websites, providing leads to agents and carriers, as well as phone transfers of consumers into carrier call centers. The company’s products include Delty, a CPC platform; Cello, a lead distribution platform; and WizardCalls, a warm transfer platform. QuoteWizard.com LLC was founded in 2006 and is based in Seattle, Washington.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of its management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the necessity of third party consents and expiration of the waiting period under antitrust law in order to close the acquisition and potential failure of other closing conditions;; the retention of key employees of QuoteWizard and the ability of LendingTree to successfully integrate QuoteWizard to achieve expected benefits; ability to effectively leverage the LendingTree brand in the insurance comparison marketplace; ability to maintain and grow key carrier relationships; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208